Exhibit 99.1

For More Information:
Ronald L. Thigpen	John Marsh
Executive Vice President and COO	President
Southeastern Bank Financial Corp.	Marsh Communications LLC
706-481-1014	770-458-7553
Southeastern Bank Financial Corp. Reports
$2.3 Million Profit in First Quarter 2011
AUGUSTA, Ga., April 28, 2011 — Southeastern Bank Financial Corp. (OTCBB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust (SB&T), today reported quarterly net income of $2.3 million, or $0.34 in diluted earnings per share, for the three months ended March 31, 2011, compared to $1.3 million, or $0.19 in diluted earnings per share, in the first quarter of 2010.
“We experienced a significant decrease in deposit costs that increased net interest income and our net interest margin the first quarter of 2011,” said R. Daniel Blanton, president and chief executive officer. “It marks our fifth consecutive quarter of income and earnings growth, which is a considerable achievement given the weak economy and lack of loan demand. At the same time, our asset quality remained stable during the first quarter. Overall, we are pleased with how our company has performed, though we are maintaining a conservative posture with regards to our provision for loan losses.”
Total assets at March 31, 2011, were $1.6 billion, an increase of $27.7 million from Dec. 31, 2010.
Loans outstanding at the end of the first quarter were $881.7 million, a decrease of $5.2 million from Dec. 31, 2010, and a decline of $57.8 million from March 31, 2010. Total deposits were $1.4 billion at March 31, 2011, an increase of $27.4 million from Dec. 31, 2010, and an increase of $147.3 million from the same period a year ago. Cash and cash equivalents totaled $125.4 million at the end of the first quarter, compared to $65.1 million at Dec. 31, 2010.

Net interest income for the first quarter of 2011 was $12.2 million, a 15.9 percent increase from $10.5 million in the same period a year ago. The increase was driven by a $1.3 million decrease in deposit costs, which also led to an expansion of the company’s net interest margin. Noninterest income for the first quarter was $4.0 million, a 1.2 percent increase from the first quarter of 2010. Noninterest expense in the first quarter of 2011 totaled $9.8 million, a 3.6 percent increase compared to the same period a year ago a year ago, due primarily to higher problem loan-related expenses and other operating expenses.
The company’s net interest margin grew to 3.28 percent in the first quarter of 2011, compared to 3.17 percent for the three months ended Dec. 31, 2010, and 3.07 percent for the same period a year ago. Return on average assets (ROA) was 0.58 percent for the first quarter of 2011, an increase of 24 basis points from the same period a year ago. Return on average shareholders’ equity (ROE) was 9.37 percent for the first quarter of 2011, an increase of 406 basis points from the first quarter of 2010.
The provision for loan losses totaled $3.2 million for the first quarter of 2011, compared to $4.0 million in the fourth quarter of 2010 and $3.3 million in the first quarter of 2010. Allowance for loan losses totaled $26.8 million, or 3.08 percent of loans outstanding at March 31, 2011, compared to $26.7 million, or 3.05 percent of loans outstanding, at Dec. 31, 2010, and $23.1 million, or 2.52 percent of loans outstanding, at March 31, 2010.
Nonperforming assets at March 31, 2011, were 2.20 percent of total assets, compared to 2.12 percent at Dec. 31, 2010, and 2.52 percent at March 31, 2010. Net charge-offs for the first quarter of 2011 totaled 1.43 percent of average loans on an annualized basis, compared to 1.27 percent annualized in the fourth quarter of 2010, and 1.10 percent annualized in the first quarter of 2010. The company held $7.6 million in other real estate owned (OREO) at March 31, 2011, compared to $7.8 million at Dec. 31, 2010, and $5.9 million at March 31, 2010.

“Our strategic plan has remained unchanged — we are maintaining control of our expenses, managing our problem assets, and finding ways to generate revenue in a tough economy,” said Blanton. “Our aim is to continue on this path as we move forward, building on our positive momentum and preserving our overall safety and soundness.”
About Southeastern Bank Financial Corp.
Southeastern Bank Financial Corp. is the $1.6 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust (SB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices and one limited service Loan Production Office in Athens, GA. SB&T is a state charted bank serving the Aiken County, S.C., market, with three full-service offices. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol SBFC. For more information, please visit the company’s Web site, www.georgiabankandtrust.com.
Safe Harbor Statement — Forward-Looking Statements
Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.
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SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,
	2011	December 31,
	(Unaudited)	2010

Assets
Cash and due from banks	$60,119,714	$42,304,774
Federal funds sold	—	—
Interest-bearing deposits in other banks	65,250,838	22,810,141

Cash and cash equivalents	125,370,552	65,114,915

Investment securities
Available-for-sale	558,306,124	586,301,633
Held-to-maturity, at cost (fair values of $0 and $310,753, respectively)	—	310,000

Loans held for sale	10,699,992	12,774,806

Loans	871,017,145	874,095,184
Less allowance for loan losses	26,820,623	26,656,672

Loans, net	844,196,522	847,438,512

Premises and equipment, net	29,103,466	29,415,853
Accrued interest receivable	6,576,315	6,382,121
Bank-owned life insurance	24,396,511	24,178,634
Restricted equity securities	5,745,000	5,706,900
Other real estate owned	7,565,099	7,750,552
Prepaid FDIC assessment	4,221,219	4,784,587
Deferred tax asset	15,682,706	14,594,554
Other assets	2,938,915	2,352,138

	$1,634,802,421	$1,607,105,205

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$135,219,451	$120,138,486
Interest-bearing:
NOW accounts	363,309,166	356,266,740
Savings	433,636,180	409,583,995
Money management accounts	37,650,142	36,937,485
Time deposits over $100,000	332,876,329	346,721,403
Other time deposits	135,484,822	141,088,967

	1,438,176,090	1,410,737,076

Securities sold under repurchase agreements	609,791	817,574
Advances from Federal Home Loan Bank	60,000,000	60,000,000
Other borrowed funds	—	—
Accrued interest payable and other liabilities	11,722,933	12,646,021
Subordinated debentures	22,946,646	22,946,646

Total liabilities	1,533,455,460	1,507,147,317

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2011 and 2010, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,675,851 and 6,675,147 shares issued and outstanding in 2011 and 2010, respectively	20,027,553	20,025,441
Additional paid-in capital	62,654,391	62,617,358
Retained earnings	21,850,482	19,548,606
Treasury stock, at cost; 0 shares in 2011 and 2010, respectively	—	—
Accumulated other comprehensive loss, net	(3,185,465)	(2,233,517)

Total stockholders’ equity	101,346,961	99,957,888

	$1,634,802,421	$1,607,105,205

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Interest income:
Loans, including fees	$12,628,248	$13,343,446
Investment securities	4,319,904	3,419,381
Federal funds sold	—	3,421
Interest-bearing deposits in other banks	47,503	88,672

Total interest income	16,995,655	16,854,920

Interest expense:
Deposits	4,079,832	5,367,058
Securities sold under repurchase agreements	1,658	10,838
Other borrowings	714,578	954,540

Total interest expense	4,796,068	6,332,436

Net interest income	12,199,587	10,522,484

Provision for loan losses	3,240,404	3,288,499

Net interest income after provision for loan losses	8,959,183	7,233,985

Noninterest income:
Service charges and fees on deposits	1,577,742	1,594,449
Gain on sales of loans	1,206,634	1,353,279
Gain on sale of fixed assets	16,659	27,024
Investment securities gains, net	147,756	12,675
Other-than-temporary loss
Total impairment loss	(126,907)	—
Loss recognized in other comprehensive loss	65,422	—

Net impairment loss recognized in earnings	(61,485)	—

Retail investment income	457,506	335,012
Trust service fees	273,064	287,154
Increase in cash surrender value of bank-owned life insurance	217,877	229,076
Miscellaneous income	213,382	161,119

Total noninterest income	4,049,135	3,999,788

Noninterest expense:
Salaries and other personnel expense	5,564,356	5,494,529
Occupancy expenses	1,115,173	1,171,045
Other real estate losses (gains), net	95,403	(85,193)
Other operating expenses	3,000,716	2,851,811

Total noninterest expense	9,775,648	9,432,192

Income before income taxes	3,232,670	1,801,581

Income tax expense	930,794	546,915

Net income	$2,301,876	$1,254,666

Basic net income per share	$0.34	$0.19

Diluted net income per share	$0.34	$0.19

Weighted average common shares outstanding	6,675,851	6,673,334

Weighted average number of common and common equivalent shares outstanding	6,676,015	6,673,334

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